EXHIBIT 99.1

N e w s R e l e a s e
July 8, 2008
Park National Corporation declares third quarter 2008 dividend
NEWARK, Ohio — The Park National Corporation (Park) (AMEX:PRK) board of directors held a special meeting today to discuss continued deteriorating credit conditions in Park affiliate Vision Bank’s Florida market and to declare a cash dividend of $0.94 per share for the third quarter of 2008. The dividend is payable on September 10, 2008 to shareholders of record as of the close of business on August 26, 2008. Park’s dividend payout ratio was 57 percent for the first quarter of 2008 and is expected to be approximately 70-75 percent for the second quarter of 2008.
Park updated information about its loan loss provision and net loan charge-offs. Net loan charge-offs for Park were $23.0 million for the first six months of 2008 or an annualized 1.08 percent of average loans. For the second quarter of 2008, loan charge-offs were $14.4 million or an annualized 1.34 percent of average loans. The provision for loan losses was $22.0 million for the first six months of 2008 and was $14.6 million for the quarter ended June 30, 2008.
Net loan charge-offs for Vision Bank were $16.3 million year to date, or an annualized 4.92 percent of average loans. The loan loss provision for Vision Bank was equal to net loan charge-offs for the first six months of 2008. For the second quarter of 2008, Vision Bank had net loan charge-offs of $10.8 million or an annualized 6.41 percent of average loans, and a loan loss provision of $11.5 million.
“We continue to recognize loan losses as we identify them, and intense collection efforts designed to minimize future losses in the Florida panhandle area are ongoing,” said Park Chairman C. Daniel DeLawder.
“We face many of the same challenges that other banks are facing, yet we remain well capitalized and confident in our banks and associates,” DeLawder said. “Our Ohio-based financial institutions are performing well in an overall market that, while not growing, is not suffering from the extreme property value reductions experienced in other parts of the country.”
Park plans to announce results for the second quarter and the six months ended June 30, 2008 on July 21, 2008.
Headquartered in Newark, Ohio, Park holds $6.8 billion in assets (as of June 30, 2008). Park and its subsidiaries consist of 14 community banking divisions, 12 of which are based in Ohio, 1 in Alabama and 1 in Florida, and 2 specialty finance companies. Park operates 156 offices through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Vision Bank of Panama City, Florida, Vision Bank Division of Gulf Shores, Alabama, Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), and Guardian Financial Services Company.
Media Contacts: Bethany White, Communication Specialist, 740.349.3754 or John Kozak, Chief Financial Officer, 740.349.3792
SAFE HARBOR STATEMENT under the Private Securities Litigation Reform Act of 1995
This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

N e w s R e l e a s e
uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risk and uncertainties that could cause actual results to differ materially include, without limitation: deterioration in the asset value of Vision Bank’s loan portfolio may be worse than expected; Park’s ability to execute its business plan successfully and within expected timeframe; general economic and financial market conditions, and weakening in the economy, specifically, the real estate market, either national or in the states in which Park and its subsidiaries do business, are worse than expected; changes in the interest rate environment reduce net interest margins; competitive pressures among financial institutions increase significantly; the nature, time and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries; demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com